Filed Pursuant to Rule 433

Registration Nos. 333-226056

and 333-226056-01

NextEra Energy, Inc.

Pricing Term Sheet

February 19, 2020

Issuer:	NextEra Energy, Inc.
Common Stock Ticker:	NYSE “NEE”
Designation:	Equity Units (initially consisting of Corporate Units). Each Corporate Unit will consist of (1) a stock purchase contract issued by NextEra Energy, Inc. (“NEE”) and (2) initially a 5% undivided beneficial ownership interest in a Series K Debenture due March 1, 2025 (“NEE Capital Debenture”) issued by NextEra Energy Capital Holdings, Inc. (“NEE Capital”).
Registration Format:	SEC Registered
Number of Equity Units Offered:	50,000,000
Aggregate Offering Amount:	$2,500,000,000
Stated Amount per Equity Unit:	$50
Price to Public	$48.75 per Corporate Unit
Underwriting Discount:	$0.25 per Corporate Unit
Proceeds to NEE Capital:	$2,425,000,000, after deducting the underwriting discount
NEE Capital Debenture Interest Rate:	1.84%
Contract Adjustment Payment Rate:	3.439% per year of the Stated Amount per Equity Unit, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated February 18, 2020)
Deferred Contract Adjustment Payments:	Deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 5.279% per year until paid, compounded quarterly
Payment Dates on Corporate Units:	March 1, June 1, September 1, and December 1, beginning June 1, 2020, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated February 18, 2020)
Total Corporate Unit Cash Distribution Rate:	5.279% of the Stated Amount per Equity Unit
Reference Price:	$282.04 (the last reported sale price of NEE’s common stock on the New York Stock Exchange on February 18, 2020)
Threshold Appreciation Price:	$352.55 (represents appreciation of 25% over the reference price)

Minimum Settlement Rate:	0.1418 shares of NEE’s common stock (subject to adjustment), equal to $50 divided by the threshold appreciation price
Maximum Settlement Rate:	0.1773 shares of NEE’s common stock (subject to adjustment), equal to $50 divided by the reference price
Trade Date:	February 19, 2020
Offering Settlement Date:	February 21, 2020
Purchase Contract Settlement Date:	March 1, 2023
NEE Capital Debenture Maturity Date:	March 1, 2025
Creating Treasury Units:	If the applicable ownership interests in the Treasury portfolio (as described in the preliminary prospectus supplement dated February 18, 2020) have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption (each as described in the preliminary prospectus supplement dated February 18, 2020), holders of Corporate Units may substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 100,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date (as described in the preliminary prospectus supplement dated February 18, 2020) is not a regular quarterly interest payment date).
Recreating Corporate Units:	If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 100,000 Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).
Early Settlement:	If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units, holders of Corporate Units may settle early on or prior to the second business day immediately preceding the purchase contract settlement date only in integral multiples of 100,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).
Fundamental Change Early Settlement:	The following table sets forth the stock price, effective date and amount of make-whole shares issuable upon a fundamental change early settlement right (as described in the preliminary prospectus supplement dated February 18, 2020):

	Effective Date

Stock Price	February 21, 2020	March 1, 2021	March 1, 2022	March 1, 2023
$25.00	0.1829	0.1540	0.0907	0.0000
$50.00	0.0901	0.0761	0.0449	0.0000
$100.00	0.0437	0.0372	0.0220	0.0000
$150.00	0.0281	0.0242	0.0144	0.0000
$200.00	0.0186	0.0166	0.0104	0.0000
$250.00	0.0083	0.0075	0.0046	0.0000
$282.04	0.0000	0.0000	0.0000	0.0000
$300.00	0.0078	0.0064	0.0028	0.0000
$325.00	0.0156	0.0136	0.0088	0.0000
$352.55	0.0228	0.0203	0.0145	0.0000
$400.00	0.0165	0.0138	0.0081	0.0000
$450.00	0.0123	0.0099	0.0054	0.0000
$500.00	0.0097	0.0078	0.0044	0.0000

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;
•	if the stock price is in excess of $500 per share (subject to adjustment), then the amount of the make-whole shares will be zero; and
•	if the stock price is less than $25 per share (subject to adjustment) (the “minimum stock price”), then the amount of make-whole shares will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Allocation of the Purchase Price:	At the time of issuance, the fair market value of the applicable ownership interest in the NEE Capital Debentures will be reported as $48.75 and the fair market value of each purchase contract will be reported as $0.
Comparable Yield:	NEE Capital has determined that, for the NEE Capital Debentures, the comparable yield is 2.00% and the projected payments, per $50 applicable ownership interest of NEE Capital Debentures, are $0.2556 on June 1, 2020, $0.23 for each subsequent quarter ending on or prior to March 1, 2023 and $0.2143 for each semi-annual period ending after March 1, 2023. NEE Capital has also determined that the projected payment for the NEE Capital Debentures, per $50 applicable ownership interest of NEE Capital Debentures, at the maturity date is $50.2143 (which includes the stated principal amount of the NEE Capital Debentures as well as the final projected interest payment).
CUSIP for the Corporate Units:	65339F 770
ISIN for the Corporate Units:	US65339F7704
CUSIP for the Treasury Units:	65339F 747
ISIN for the Treasury Units:	US65339F7472
CUSIP for the NEE Capital Debentures:	65339K BP4
ISIN for the NEE Capital Debentures:	US65339KBP49

Underwriters:	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll free at 1-866-803-9204, Wells Fargo Securities, LLC toll free at 1-800-645-3751 or BofA Securities, Inc. toll free at 1-800-294-1322.